As filed with the Securities and Exchange Commission on May 4, 2020

Registration No. 333-222550

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to:

Form S-3 Registration Statement No. 333-222550

UNDER

THE SECURITIES ACT OF 1933

CAROLINA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	57-1039673
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

300, United Center, 500 Virginia Street, East, Charleston, West Virginia 25301

(304) 424-8800

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

Richard M. Adams

United Bankshares, Inc.

P. O. Box 393

300 United Center

500 Virginia Street, East

Charleston, West Virginia 25301

(304) 424-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

 This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 ASR (the “Registration Statement”) of Carolina Financial Corporation, a Delaware corporation (the “Registrant”):

•	File No. 333-222550 filed with the U.S. Securities and Exchange Commission on January 12, 2018, registering an indeterminate amount of the Registrant’s Debt Securities, Preferred Stock, par value $0.01 per share, Depositary Shares, Common Stock, par value $0.01 per share, Purchase Contracts, Units, Warrants, and Rights.

 On May 1, 2020, pursuant to the Agreement and Plan of Merger, dated as of November 17, 2019, by and between the Registrant and United Bankshares, Inc., a West Virginia corporation (“United”), the Registrant merged with and into United (the “Merger”), with United continuing as the surviving corporation, and as successor in interest to the Registrant.

As a result of the Merger, United, as successor in interest to the Registrant, terminates any and all offerings of Registrant’s securities pursuant to the Registration Statement and deregisters any and all securities registered but unsold under the Registration Statement, if any, in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant (as successor by merger to Carolina Financial Corporation), certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parkersburg, State of West Virginia, on May 4, 2020. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

United Bankshares, Inc., a West Virginia corporation As successor by merger to Carolina Financial Corporation, a Delaware corporation

By:	/s/ W. Mark Tatterson
	Name:	W. Mark Tatterson
	Title:	Executive Vice President and Chief Financial Officer